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                                                            EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 33-1657 on form N-1A of our report dated July 21, 2006 relating to the financial statements and financial highlights of MFS International Diversification Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust X for the year ended May 31, 2006, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP


Boston, Massachusetts
July 24, 2006